Exhibit 99.1
August 23, 2010
Dear Shareholders,
I am writing you today from St. John’s, Newfoundland, where we are about to embark on a journey to return to the Titanic wreck site. We are honored and excited to have partners on this expedition that represent the leaders in the oceanographic community including Woods Hole Oceanographic Institution, the National Park Service’s Submerged Resources Center, The National Oceanic and Atmospheric Administration’s National Marine Sanctuaries Program, The Institute of Nautical Archaeology, The Waitt Institute and others. Information about all of our expedition partners can be found at www.expeditiontitanic.com.
This dive begins in a watershed moment for Premier Exhibitions. On August 12, 2010, the United States District Court for the Eastern District of Virginia, Norfolk Division issued an order granting Premier Exhibitions, Inc. (“Premier”), through its wholly owned subsidiary RMS Titanic, Inc. (“RMST”), a salvage award with a value of approximately $110 million as compensation for the recovery and conservation of more than 3,000 artifacts salvaged from the Titanic wreck site. This is a ruling that our Company has been seeking for some time and represents a significant milestone for Premier not only due to the amount of the award but also because the ruling represents the potential culmination of litigation that has spanned almost 17 years.
Premier, through RMST, has been the salvor-in-possession of the Titanic wreck site since 1993, giving it the sole and exclusive rights to recover artifacts from the wreck. In 1993, a French maritime tribunal awarded RMST the title to artifacts recovered in 1987 (the “1987 Artifacts”). In 2007, the company sought a salvage award — either a payment of cash or an award of title to the artifacts — for its work in salvaging and conserving artifacts recovered in multiple dives after 1987 (the “Post 1987 Artifacts”).
Before discussing specifics, I think some history would be helpful to give context to this ruling. The initial discovery of the Titanic wreck site was made in 1985 by scientists from Woods Hole Oceanographic Institution some 400 miles off the coast of Newfoundland in the North Atlantic. In 1987, a group of researchers, scientists and investors formed an entity called Titanic Ventures Limited Partnership (“TVLP”) to raise money to fund an expedition to the ocean floor, and that same year successfully recovered nearly 2,000 artifacts referred to as the 1987 Artifacts. In 1993, TVLP was converted into a corporation and changed its name to RMS Titanic, Inc. Additional expeditions to the wreck site followed in 1993, 1994, 1996, 1998, 2000 and 2004. It is the artifacts from these dives, referred to as the Post 1987 Artifacts, that were at issue in the current matter before the Court. In 2004, Premier Exhibitions, Inc. acquired all of the outstanding stock of RMST.

Though the award may ultimately take one or more different forms, we believe, based on the language of the order itself and other legal precedents, the $110,859,200 is the minimum consideration Premier would receive as a payment for its salvage efforts. The Court can either satisfy the award in cash or in-kind (which would be achieved by conveying title to the Post 1987 Artifacts to Premier’s RMST subsidiary) and will make this determination no later than August 15, 2011. The total value to Premier of this award plus the 1987 Artifacts (estimated at a fair market value of $35 million based on an independent appraisal obtained by Premier in 2007) approximates $146 million.
As noted, one option available to the Court in satisfying this award is to sell the Post 1987 Artifacts to a buyer willing to pay the award amount and who satisfies any other conditions the Court may impose. If the Court were to pursue this approach, we believe it would likely conduct a sale of the Post 1987 Artifacts through an auction, where an appointee of the Court would be charged with identifying acceptable bidders who would be willing to pay, at a minimum, the award amount with the sale proceeds being paid, in cash, to Premier. The other option available to the Court would be to convey title to the Post 1987 Artifacts through an in-specie award. The award amount established by the Court is based on an independent appraisal obtained by Premier in 2009 that established a fair market value of approximately $110 million for this collection.
Should the Court issue RMST an in-specie award of title to the Post 1987 Artifacts, Premier has agreed to keep that collection and the 1987 Artifacts collection together. An in-specie award would effectively satisfy payment to Premier of the award amount through an in-kind payment of the artifacts themselves. Title to these artifacts would be granted subject to the conditions established by the Court which include:
•	The 1987 and Post 1987 Artifact collections must be maintained as a single collection,
•	The combined collections can only be sold together, in their entirety, and any buyer would be subject to the same conditions applicable to Premier, and
•	Premier must comply with provisions which would guarantee the long-term protection of the artifacts.
In its desire to keep both the 1987 Artifacts and Post 1987 Artifact collections together as a single collection, the Court expressed concern in the ruling that an in-specie award would create the potential for ongoing litigation relating to the Company’s compliance with the covenants. Our management team and our board of directors are committed to allaying the Court’s concerns. To that end we have agreed to establish a preservation trust which the Company would fund over time to provide for the maintenance and conservation of the artifacts independently of Premier.
In addition to the artifact collections, Premier has also developed significant work product and other intellectual property related to Titanic, such as film footage of the wreck site, digital archives, dive records, mapping of the wreck site, a valuable database and other unique elements obtained over the last 23 years by the Company. The 2007 appraisal found approximately $44 million in additive value to the collection attributable to this intellectual property and to the Company’s undertakings such as the costs of salvage, lab operations and exhibition.

The expedition that sails this evening is a purely scientific expedition designed to assess, map, and film the wreck site to facilitate academic study of the ship and the debris fields that will add significant new elements to our proprietary content related to the wreck site. The information obtained from this expedition will form a foundation for the greater scientific community and the general public to understand what may have happened to the ship when it sank, how the remaining elements of the ship are being affected by the underwater habitat in which they rest and how best to preserve the site on a going forward basis. The information will also contribute to a new manifestation of our Titanic exhibitions. The redesigned exhibitions will include new multi-media elements that we hope will provide visitors with a greater appreciation for the evocative story of Titanic along with the scientific aspects resulting from the undersea exploration of the wreck site.
Shareholders and other Titanic fans can follow the expedition on our website www.expeditiontitanic.com. We invite you to visit the website and follow the expedition as we travel 400 miles east into the North Atlantic to visit the site one more time. In addition, our media partner, NBC, will provide live reports from the ship. History Channel will also accompany the expedition team on board the vessel Jean Charcot to produce a long format documentary.
This is an exciting time for Premier. We believe the confluence of the dive and the Court decision will have a transformative impact on the Company. Should you have any additional questions, please contact John Stone (404-842-2600) or Katherine Seymour (404-842-2675) at Premier. Bon voyage from St. Johns.
Sincerely,
Christopher J. Davino
CEO of Premier Exhibitions
and
President, RMS Titanic, Inc.
Forward Looking Statements
Certain statements and information in this document may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, and similar expressions. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this document will prove to be accurate. Any forward-looking statements in this press release are made as of the date hereof, and Premier undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Premier’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.